                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12

                                       AMPHENOL CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if Other Than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------


               NOTICE OF 2002 ANNUAL MEETING
                            AND
                      PROXY STATEMENT

                    AMPHENOL CORPORATION

                    AMPHENOL CORPORATION
                      358 HALL AVENUE
                       P.O. BOX 5030
            WALLINGFORD, CONNECTICUT 06492-7530

                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
                                      TIME
                      11:00 a.m., Wednesday, May 22, 2002
                                     PLACE
                             Corporate Headquarters
                                358 Hall Avenue
                             Wallingford, CT 06492
                                     AGENDA

1. To elect three directors for terms to expire at the 2005 Annual Meeting of Stockholders.

2. To ratify the appointment of Deloitte & Touche LLP as independent accountants.

3. To transact such other business as may properly come before the Meeting and any adjournments thereof.

                       BY ORDER OF THE BOARD OF DIRECTORS
                               EDWARD C. WETMORE
                                   SECRETARY

APRIL 22, 2002

                                 --IMPORTANT--
                     PLEASE COMPLETE, DATE, SIGN AND RETURN
                       THE ACCOMPANYING PROXY WHETHER OR
                       NOT YOU PLAN TO ATTEND THE MEETING

                                PROXY STATEMENT

    This Proxy Statement (first mailed to stockholders on or about April 22, 2002) is furnished to the holders of the Class A Common Stock, par value $.001 per share ("Common Stock"), of Amphenol Corporation (the "Company" or "Amphenol") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Company's Corporate Headquarters at 358 Hall Avenue, Wallingford, Connecticut 06492-7530 (telephone (203) 265-8900) at 11:00 a.m. on Wednesday, May 22, 2002 (the "Annual Meeting").

                                  RECORD DATE

    The Board of Directors has fixed the close of business on March 22, 2002 as the Record Date for the 2002 Annual Meeting of Stockholders. Only stockholders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof, in person or by proxy. At the Record Date, there were 42,271,137 shares of Common Stock outstanding.

                                    PROXIES

    The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting and any adjournments thereof. Each holder of Common Stock is entitled to one vote for each share of such stock held at the Record Date. The holders in person or by proxy of a majority of the Common Stock of the Company entitled to be voted at the Annual Meeting shall constitute a quorum.

    Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same upon receipt by the Company, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or in the case of death or incapacity of the person(s) executing the same, of written notice thereof, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification.

    A plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for approval of all other items submitted to stockholders for their consideration. An automated system administered by inspectors of election for the Company will tabulate the votes. Broker non-votes will be treated as votes cast for purposes of a quorum, but will not be counted as either voting for or against any proposal. Abstentions will be included in tabulations of the votes cast on proposals presented (other than the election of Directors) in the same manner as votes cast against such proposals. WHERE A CHOICE HAS NOT BEEN SPECIFIED ON THE PROXY CARD, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF YOUR BOARD OF DIRECTORS.

                       PRINCIPAL STOCKHOLDERS OF AMPHENOL

    Listed in the following Table are those stockholders known to Amphenol to be the beneficial owners of more than five percent of the Company's Common Stock as of March 22, 2002.

                                                                                      PERCENT OF
                                                                                     CLASS AT THE
NAME OF                                                       AMOUNT AND NATURE OF      RECORD
BENEFICIAL OWNER                                              BENEFICIAL OWNERSHIP       DATE
----------------                                              --------------------   ------------
KKR Associates 1996 L.P.(1)
  9 West 57th Street
  New York, NY ("KKR")                                             20,881,400            49.40%
FMR Corp.
  82 Devonshire Street
  Boston, MA 02109                                                  5,048,930(2)         11.94%

------------------------

(1) Shares of Common Stock shown, as owned by KKR, are owned of record by three limited partnerships affiliated with KKR, KKR 1996 Fund L.P. (16,322,247 shares), NXS Associates L.P. (4,416,181 shares) and KKR Partners II L.P. (142,972 shares). Messrs. Henry R. Kravis, Michael W. Michelson and George
    R. Roberts (directors of Amphenol) and Edward A. Gilhuly, Perry Golkin, James H. Greene, Jr., Robert I. MacDonnell, Paul E. Raether, Scott M. Stuart and Michael T. Tokarz, as members of the limited liability company which serves as the general partner of KKR, may be deemed to share beneficial ownership of the shares of the Company's Common Stock shown as beneficially owned by KKR. Each of these individuals disclaims beneficial ownership of such shares, other than to the extent of his economic interest in such partnerships.

(2) The Schedule 13G filed by such beneficial owner for the year ended December 31, 2001 indicates that it has sole voting power over 1,137,650 shares and sole dispositive power over all 5,048,930 shares.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of March 22, 2002 by each director, the named executive officers and by all directors and executive officers of the Company as a group:

                                                              AMOUNT AND NATURE OF
NAME OF                                                            BENEFICIAL        PERCENT OF
BENEFICIAL OWNER                                                  OWNERSHIP(4)         CLASS
----------------                                              --------------------   ----------
Andrew M. Clarkson..........................................            8,000(1)         0.02%

Timothy F. Cohane...........................................          563,952(2)         1.33%

Edward G. Jepsen............................................          575,195(2)         1.36%

Henry R. Kravis.............................................       20,881,400(1)(3)     49.40%

Andrew E. Lietz.............................................            3,000(1)         0.01%

Marc S. Lipschultz..........................................                0(1)           --

Martin H. Loeffler..........................................          869,513(2)         2.06%

Michael W. Michelson........................................       20,881,400(1)(3)     49.40%

Scott C. Nuttall............................................                0(1)           --

Diana G. Reardon............................................           47,092(2)         0.11%

George R. Roberts...........................................       20,881,400(1)(3)     49.40%

Edward C. Wetmore...........................................           44,188(2)(5)      0.10%

All executive officers and
  directors of the Company as
  a group (12 persons)......................................       22,992,340           54.39%

------------------------

(1) The share ownership amounts for Messrs. Clarkson, Kravis, Lietz, Lipschultz, Michelson, Nuttall and Roberts reflected in this Table do not include any shares of the Company's Common Stock which may be issued pursuant to the Amphenol Corporation Directors' Deferred Compensation Plan described under the caption "COMPENSATION OF THE BOARD" on page 8. The cumulative balance in Messrs. Clarkson, Kravis, Lipschultz & Michelson's deferred compensation account as of April 1, 2002 is 5,027 shares each. Messrs. Lietz and Nuttall were appointed to the Board of Directors on January 24, 2001 and the cumulative balance in their deferred compensation account as of April 1, 2002 is 958 shares each.

(2) Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon entered into Management Stockholder's Agreements with Amphenol in connection with the merger of the Company and an entity formed at the direction of KKR on May 19, 1997 (the "Merger") and each agreed to retain direct ownership of at least 189,698, 153,846, 153,846, 4,000 and 4,000 Amphenol shares, respectively, following the Merger. Pursuant to such Management Stockholder's Agreements in 1997 each were awarded 673,076, 461,538, 461,538, 34,000 and 34,000 options, respectively, to acquire Amphenol shares. Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon also received additional option awards in 1998 and 1999. Such retained shares and any shares acquired upon exercise of such options are subject to significant transfer restrictions for a period of five years following the completion of the Merger. Such restrictions will expire on May 19, 2002. Pursuant to new Management Stockholder's Agreements and the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2000 Option Plan"), Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon agreed to retain ownership of 41,666, 33,333, 33,333, 2,000 and 2,000 shares until at least June 6, 2005, respectively, and received awards of 167,000, 117,000, 117,000, 23,000 and 23,000 stock options, respectively, under the 2000 Option Plan. Such additional retained shares and any shares acquired upon exercise of such options are subject to significant transfer restrictions until June 6, 2005. The share ownership amounts for Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon reflected in this Table include 845,476, 527,238, 512,138, 43,840 and 37,528 shares, respectively, which are not presently owned by such individuals but which would be issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days of March 22, 2002.

(3) Messrs. Kravis, Michelson and Roberts disclaim beneficial ownership of such shares except to the extent of their respective economic interests in the partnerships owning such shares. (See "PRINCIPAL STOCKHOLDERS OF AMPHENOL" on page 2).

(4) On March 14, 2000 the Board of Directors approved a two-for-one split of the Company's Common Stock to be paid to shareholders of record as of March 23, 2000. On April 25, 2000 each shareholder of record received one additional share of Common Stock for each share of stock then held on the record date. The shares of Common Stock and stock options shown in this Table and in the footnotes to this Table reflect the two-for-one split.

(5) Excludes, and Mr. Wetmore disclaims beneficial ownership of, 2,000 shares owned by his wife.

                       PROPOSAL 1. ELECTION OF DIRECTORS

    The Amended and Restated Certificate of Incorporation and By-Laws of the Company provide for a Board of Directors of three or more directors. Currently, the number of directors of the Company is set at not more than nine. Directors of the Company are elected for terms of three years, with one-third of the directors subject to election each year. Accordingly, action will be taken at the 2002 Annual Meeting of Stockholders for the election of three directors, Scott C. Nuttall, George R. Roberts and Dean H. Secord. Each of these directors will hold office for the three-year term ending in 2005 and until their respective successors are elected and qualified.

    It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Messrs. Nuttall, Roberts and Secord, except in cases of proxies bearing contrary instructions. In the event that any of these nominees should become unavailable for election for any presently unforeseen reason, the person named in the proxy will have the right to use his discretion to vote for a substitute.

    The following information details offices held, other business directorships, the classes and terms of all directors and nominees. Beneficial ownership of equity securities of the directors and nominees is shown under the caption "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS" on page 3.

                         NOMINEES FOR ELECTION IN 2002

NAME, AGE AND                    PRINCIPAL OCCUPATION
TERM AS DIRECTOR                 AND OTHER INFORMATION
----------------                 ---------------------
Scott C. Nuttall                 Mr. Nuttall has been an executive at Kohlberg Kravis Roberts
  Age 29                         & Co., L.P. since November 1996. He was an executive at The
  A Director since               Blackstone Group from January 1995 to November 1996. He is
  January 2001                   also a Director of Kinder-Care Learning Centers, Inc.,
                                 Walter Industries, Inc. and Willis Group Holdings Limited.

George R. Roberts                Founding Partner of Kohlberg Kravis Roberts & Co., L.P. and
  Age 58                         since January 1996 a Managing Member of the Executive
  A Director                     Committee of the limited liability company which serves as
  May 1997                       the general partner of Kohlberg Kravis Roberts & Co., L.P.
                                  He is also a Director of Accuride Corporation, Alliance
                                 Imaging, Inc., Birch Telecom, Inc., Borden Chemical, Inc.,
                                 The Boyds Collection, Ltd., Dayton Power & Light, Evenflo
                                 Company Inc., KinderCare Learning Centers, Inc.,
                                 Owens-Illinois, Inc., PRIMEDIA Inc., Safeway Inc., Spalding
                                 Holdings Corporation and Willis Group Holdings Limited.
                                 Messrs. Roberts and Kravis are first cousins.

Dean H. Secord                   Member of the Audit Committee of the Company. Mr. Secord is
  Age 66                         currently an independent business consultant. He worked for
  A Director since               Price Waterhouse and PricewaterhouseCoopers from 1961
  March 2002                     through July 2001, most recently as a global audit senior
                                 partner.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

           DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2003

NAME, AGE AND                    PRINCIPAL OCCUPATION
TERM AS DIRECTOR                 AND OTHER INFORMATION
----------------                 ---------------------
Andrew M. Clarkson               Member of the Audit Committee of the Company. Mr. Clarkson
  Age 64                         currently works as an independent business consultant. He
  A Director since               was a director of AutoZone, Inc. from 1986 to December 2001.
  May 1997                       He was also chairman of the Finance Committee of
                                 AutoZone, Inc. from 1995 to 2001, secretary from 1988 to
                                 1993 and treasurer from 1990 to 1995.

Henry R. Kravis                  Founding Partner of Kohlberg Kravis Roberts & Co., L.P. and
  Age 58                         since January 1996 a Managing Member of the Executive
  A Director since               Committee of the limited liability company which serves as
  May 1997                       the general partner of Kohlberg Kravis Roberts & Co., L.P.
                                  Mr. Kravis is also a Director of Accuride Corporation,
                                 Alliance Imaging, Inc., Birch Telecom Inc., Borden
                                 Chemical, Inc., The Boyds Collection, Ltd., Evenflo
                                 Company Inc., KinderCare Learning Centers, Inc., KSL
                                 Recreation Corporation, PRIMEDIA Inc., Sotheby's
                                 Holdings, Inc., Spalding Holdings Corporation and Willis
                                 Group Holdings Limited. Messrs. Kravis and Roberts are first cousins.

Marc S. Lipschultz               Member of the Compensation, Executive and Pension Committees
  Age 33                         of the Company. Mr. Lipschultz has been an executive at
  A Director since               Kohlberg Kravis Roberts & Co., L. P. since 1995. He is also
  May 1997                       a Director of The Boyds Collection Ltd.

           DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2004

NAME, AGE AND                    PRINCIPAL OCCUPATION
TERM AS DIRECTOR                 AND OTHER INFORMATION
----------------                 ---------------------
Andrew E. Lietz                  Member of the Audit Committee of the Company. Mr. Lietz is
  Age 63                         Managing Director of Rye Capital Management, LLC. He was
  A Director since               president and chief executive officer of Hadco Corporation
  January 2001                   from 1995 until 2000. Mr. Lietz is also a Director of Clare
                                 Corporation and Omtool.

Martin H. Loeffler               Chairman of the Board of the Company since May 1997. Chief
  Age 57                         Executive Officer of the Company since May 1996. President
  A Director since               of the Company since July 1987. Member of the Executive
  December 1987                  Committee and Chairman of the Pension Committee of the
                                 Company.

Michael W. Michelson             Member of the Compensation, Executive and Pension Committees
  Age 51                         of the Company. Member of the limited liability company
  A Director since               which serves as the general partner of Kohlberg Kravis
  May 1997                       Roberts & Co., L.P. from 1996. General partner of Kohlberg
                                 Kravis Roberts & Co., L.P. from 1987 to 1995. He is also a
                                 Director of Alliance Imaging, Inc., AutoZone, Inc.,
                                 KinderCare Learning Centers, Inc. and Owens-Illinois, Inc.

          DIRECTOR NOT CONTINUING IN OFFICE WITH TERM EXPIRING IN 2002

NAME, AGE AND                    PRINCIPAL OCCUPATION
TERM AS DIRECTOR                 AND OTHER INFORMATION
----------------                 ---------------------
Robert L. Hibbard                Member of the Audit Committee of the Company. Mr. Hibbard
  Age 49                         resigned from the Board of Directors effective March 13,
  A Director since               2002. Mr. Hibbard is an attorney in private practice and a
  April 2001                     management consultant. He also serves as Special Counsel to
                                 Kaiser Aluminum & Chemical Corporation. Mr. Hibbard was
                                 formerly vice president and general counsel of AlliedSignal
                                 Engines. He currently serves as a Director, Chairman of the
                                 Compensation Committee and member of the Audit Committee of
                                 Sorrento Networks Corporation.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

                                 PRINCIPAL OCCUPATION
NAME AND AGE                     AND OTHER INFORMATION
------------                     ---------------------
Timothy F. Cohane                Senior Vice President of the Company since 1994 and a vice
  Age 49                         president since December 1991. President and Chief Operating
                                 Officer of Times Fiber Communications, Inc., a wholly-owned subsidiary of the Company, since 1994. A director of the
                                 Company from 1987 through May 1997.

Edward G. Jepsen                 Executive Vice President and Chief Financial Officer of the
  Age 58                         Company since May 1989. A director of the Company from 1989 through May 1997.

Diana G. Reardon                 Controller of the Company since 1994. Treasurer of the
  Age 42                         Company since 1992.

Edward C. Wetmore                Secretary and General Counsel of the Company since 1987.
  Age 45

           THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

    COMMITTEES OF THE BOARD. The Board of Directors of the Company currently has four standing Committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Pension Committee. The Company does not have a Nominating Committee.

    The Audit Committee recommends the appointment of independent auditors, reviews the plan of audit, the audit report and the management letter, and consults periodically with the Company's independent auditors with regard to the adequacy of internal controls. See also "REPORT OF THE AUDIT COMMITTEE" on page
22. The members of the Audit Committee are Andrew M. Clarkson, Andrew W. Lietz and Dean H. Secord. Mr. Secord was appointed to the Audit Committee on
March 28, 2002. Robert L. Hibbard resigned as a Director of the Company and as a member of the Audit Committee on March 13, 2002.

    The Compensation Committee approves compensation guidelines, reviews the role and performance of executive officers and key management personnel, establishes compensation levels for the Chief Executive Officer and other executive officers and key management personnel and reviews and approves the Chief Executive Officer's recommendations for compensation, bonus allocations and stock option awards for key employees of the Company and its affiliates. See also the "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION" on page 14. The members of the Compensation Committee are Michael W. Michelson and Marc S. Lipschultz.

    The Pension Committee administers the Company's pension plan and consults with the Chief Executive Officer, the Chief Financial Officer and the Treasurer of the Company and, as deemed necessary and appropriate, the trustee and investment managers of the assets of the Company's pension plan. The Pension Committee consists of Messrs. Loeffler, Michelson and Lipschultz.

    The Executive Committee is empowered to exercise the powers and authority of the full Board of Directors in the management of the business and affairs of the Company, subject at all times to the supervision and control of the Board of Directors. The Board of Directors has granted the Executive Committee the broadest authority permitted by Delaware General Corporate Law. The members of the Executive Committee are Messrs. Loeffler, Michelson and Lipschultz.

    MEETINGS OF THE BOARD. During 2001 there were five meetings of the Board of Directors, six meetings of the Audit Committee and one meeting of the Compensation Committee. The Compensation Committee also met informally on an as-needed basis and acted on several matters by unanimous written consent. The Executive and Pension Committees met informally from time to time on an as-needed basis and acted on several matters by unanimous written consent. All directors attended each of the meetings of the Board of Directors and the Committees on which they served except Mr. Kravis and Mr. Roberts who were each unable to attend four meetings.

    COMPENSATION OF THE BOARD. The Company has authorized a retainer fee to non-employee directors at an annual rate of $30,000. No separate Board or Committee meeting fees have been authorized. During 1997 the Company adopted the Amphenol Corporation Directors' Deferred Compensation Plan (the "Plan"). The Plan allows the directors to elect to defer payment of their fees to a future date with the ultimate payment in cash or stock of the Company subject to the prior election of each director. Distributions would begin with the first day of the year following the director's retirement or separation from the Board. Messrs. Clarkson, Kravis, Lipschultz, Michelson, & Roberts have elected deferral of fees and the payment of fees in stock. The cumulative balance in each of their respective director's stock account as of April 1, 2002 is 5,027 shares of Amphenol Common Stock. Messrs. Lietz and Nuttall, who were appointed to the Board of Directors on January 24, 2001, also elected deferral of fees and the payment of fees in stock. The cumulative account balance in each of their respective director's stock account as of April 1, 2002 is 958 shares. None of the shares credited to any director's account are currently issued or outstanding. Mr. Hibbard received $41,510 for his services as a director during 2001 and 2002 and Mr. Secord has not received any fees for services as a director as of the date of this Proxy. G. Robert Durham retired from the Board of Directors on March 30, 2001. He will receive approximately 4,700 shares pursuant to the Plan.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

                           SUMMARY COMPENSATION TABLE

    The following Table provides certain summary information concerning the compensation provided by the Company to the Chief Executive Officer and the four other most highly compensated executive officers of the Company during 1999, 2000 and 2001 (the "named executive officers").

                                                                              LONG-TERM
                                            ANNUAL COMPENSATION          COMPENSATION AWARDS
                                           ----------------------      ------------------------
                                                                                     SECURITIES
                                                                       RESTRICTED    UNDERLYING
                                                                         STOCK        OPTIONS/        ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR       SALARY        BONUS        AWARDS(5)     SARS(#)(6)    COMPENSATION(10)
---------------------------    --------    --------      --------      ----------    ----------    ----------------
M.H. Loeffler............        2001      $875,000      $      0(2)        0         100,000(7)        $7,998
Chairman,                        2000       800,000       800,000(3)        0         167,000(8)         6,192
President & CEO                  1999       761,000       445,185(4)        0         105,000(9)         2,786

E.G. Jepsen..............        2001      $500,000      $      0(2)        0          33,000(7)        $4,902
Executive V.P.                   2000       462,000       323,400(3)        0         117,000(8)         3,119
& CFO                            1999       440,000       171,600(4)        0          31,500(9)         2,012

T.F. Cohane..............        2001      $366,000(1)   $      0(2)        0          20,000(7)        $1,228
Senior Vice                      2000       345,000(1)    207,000(1)(3)      0        117,000(8)           790
President                        1999       326,000(1)    146,700(1)(4)      0         20,000(9)           497

E.C. Wetmore.............        2001      $265,000      $      0(2)        0           8,000(7)        $  864
Secretary &                      2000       250,000       100,000(3)        0          23,000(8)           365
General Counsel                  1999       239,000        62,140(4)        0           6,300(9)            35

D.G. Reardon.............        2001      $230,000      $      0(2)        0           8,000(7)        $  355
Treasurer &                      2000       165,000        66,800(3)        0          23,000(8)           221
Controller                       1999       137,500        42,000(4)        0           6,300(9)           138

------------------------

(1) Salary and Bonus paid by Times Fiber Communications, Inc., a wholly-owned subsidiary of the Company.

(2) No 2001 Bonus was paid.

(3) 2000 Bonus was paid in January 2001.

(4) 1999 Bonus was paid in January 2000.

(5) The Company does not have a Restricted Stock Plan.

(6) On March 14, 2000 the Board of Directors approved a two-for-one split of the Company's Common Stock to be paid to shareholders of record as of March 23, 2000. On April 25, 2000 each shareholder of record received one additional share of Common Stock for each share of stock then held on the record date. The Securities Underlying Options shown in this Table for the year 1999 reflect the two-for-one split.

(7) On April 25, 2001 Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon were awarded 100,000, 33,000, 20,000, 8,000 and 8,000 stock options, respectively. All such stock options were awarded pursuant to the 2000 Option Plan with an exercise price of $41.23 per share.

(8) On June 6, 2000 Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon were awarded 167,000, 117,000, 117,000, 23,000 and 23,000 stock options, respectively. All stock options were awarded pursuant to the 2000 Option Plan with an exercise price of $49.5625.

(9) On April 22, 1999 Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon were awarded 105,000, 31,500, 20,000, 6,300 and 6,300 stock options, respectively. All such stock options were awarded pursuant to the 1997 Amended Option Plan with an exercise price of $19.09375 per share. (See also footnote (6) above).

(10) Includes imputed compensation for Group Term Life Insurance net of employee payments.

                 THE AMENDED 1997 OPTION PLAN FOR KEY EMPLOYEES
                          OF AMPHENOL AND SUBSIDIARIES

    In May 1997, the Board of Directors authorized and approved the 1997 Stock Option Plan for Key Employees of Amphenol and Subsidiaries (the "Option Plan"). The purpose of the Option Plan is to enable key employees of the Company and its subsidiaries to obtain a proprietary interest in the Company and thus share in the future success of the Company's business. The Option Plan is intended to attract and retain outstanding personnel and to promote a closer identity of interests between key employees of the Company and its subsidiaries and stockholders.

    In January 1998, the Board of Directors authorized and approved The Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries which increased the number of shares of Common Stock to be reserved for issuance under the Option Plan from 2,400,000 to 3,500,000 shares (the "1997 Amended Option Plan"). All other terms of the 1997 Amended Option Plan are the same as the Option Plan. Unless terminated earlier by the Company's Board of Directors, the 1997 Amended Option Plan will terminate on May 18, 2007.

    The 1997 Amended Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee considers recommendations of the Chief Executive Officer and other senior management employees of the Company and determines those employees of Amphenol and its subsidiaries eligible to receive options, the number and the terms and conditions of each option grant, the form of the Option Agreement and any conditions on the exercise of an option award. Only nonqualified stock options ("NQOs") as defined in
Section 422 of the Internal Revenue Code (the "Code") may be granted under the 1997 Amended Option Plan.

    Employees to whom options are granted are required to enter into a Management Stockholder's Agreement with the Company which, among other things,
(a) restricts the transfer of option shares prior to May 19, 2002, (b) provides each optionholder with the right to resell option shares to the Company upon death, or under certain circumstances, disability of such optionholder and
(c) provides the Company with the right to purchase all of an optionholder's option shares at varying prices depending upon the applicable circumstances if (i) such optionholder's employment with the Company is terminated, including, without limitation, as a result of the optionholder's death, disability or retirement; provided however, employment by the Company was for at least three years from the date of grant, (ii) the optionholder effects an unpermitted transfer of option shares or (iii) the option shares become subject to a transfer pursuant to a Call Event, provided that in such event the right to purchase shall be only as to the number of option shares subject to the transfer resulting in the Call Event. The options vest in 20% annual increments over a period of five years from the date of grant, with certain exceptions, including without limitation, in the case of the termination of the optionholder's employment with the Company.

    No options were granted in 2001 pursuant to the 1997 Amended Option Plan.

    On April 1, 2002 the market value per share of Common Stock was $46.55 (determined by reference to closing price listed on New York Stock
Exchange, Inc. Composite Tape) and, of the 3,500,000 shares of Common Stock previously reserved for issuance pursuant to the 1997 Amended Option Plan, 669,805 shares remain available for future grants. The exercise price of the 2,830,195 options currently outstanding under the 1997 amended Option Plan range from $13.00 to $33.13.

                  THE 2000 STOCK PURCHASE AND OPTION PLAN FOR
                   KEY EMPLOYEES OF AMPHENOL AND SUBSIDIARIES

    In June 2000, the Board of Directors authorized the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2000 Option Plan"). The purpose of the 2000 Option Plan is to enable key employees of the Company and its subsidiaries to obtain a proprietary interest in the Company and thus share in the future success of the Company's business. The 2000 Option Plan is intended to attract and retain outstanding personnel and to promote a closer identity of interests between key employees of the Company and its subsidiaries and stockholders. 1,800,000 shares of Common Stock are reserved for issuance under the 2000 Option Plan. The terms of the 2000 Option Plan are similar to the terms of the 1997 Amended Option Plan with the exception that shares acquired upon the exercise of any awards made pursuant to the 2000 Option Plan are generally nontransferable by any means prior to June 6, 2005. Unless terminated earlier by the Company's Board of Directors, the 2000 Option Plan will terminate on June 5, 2010.

    The 2000 Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee considers recommendations of the Chief Executive Officer and other senior management employees of the Company and determines those employees of Amphenol and its subsidiaries eligible to receive options, the number and the terms and conditions of each option grant, the form of the Option Agreement and any conditions on the exercise of an option award. Only nonqualified stock options ("NQOs"), as defined in Section 422 of the Internal Revenue Code (the "Code"), and Purchase Stock, as defined in the 2000 Option Plan, may be granted under the 2000 Option Plan.

    Employees to whom options are granted are required to enter into a Management Stockholder's Agreement with the Company which, among other things,
(a) restricts the transfer of option shares prior to June 6, 2005, (b) provides each optionholder with the right to resell option shares to the Company upon death, or under certain circumstances, disability of such optionholder and
(c) provides the Company with the right to purchase all of an optionholder's option shares at varying prices depending upon the applicable circumstances. The options vest in 20% annual increments over a period of five years from the date of grant, with certain exceptions, including without limitation, in the case of the termination of the optionholder's employment with the Company.

    A total of 522,450 options were granted during 2001 to key employees of the Company and its subsidiaries pursuant to the 2000 Option Plan.

    On April 1, 2002 the market value per share of Common Stock was $46.55 (determined by reference to closing price listed on New York Stock
Exchange, Inc. Composite Tape) and, of the 1,800,000 shares of Common Stock previously reserved for issuance pursuant to the 2000 Option Plan, 229,400 shares remain available for future grants. The exercise price of the 1,570,600 options currently outstanding under the 2000 Option Plan range from $37.10 to $49.5625.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following Table provides information regarding option grants to the named executive officers during 2001 pursuant to the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2000 Option Plan").

                            INDIVIDUAL OPTION GRANTS

                                                                                                POTENTIAL REALIZED
                                                                                                 VALUE AT ASSUMED
                              NUMBER OF        % OF TOTAL                                      RATES OF STOCK PRICE
                              SECURITIES         OPTIONS                                         APPRECIATION FOR
                              UNDERLYING       GRANTED TO        EXERCISE OR                      OPTION TERM(5)
                               OPTIONS        EMPLOYEES IN        BASE PRICE     EXPIRATION   -----------------------
NAME                          GRANTED(1)   FISCAL YEAR 2000(2)   ($/SH)(3)(4)       DATE        5% ($)      10% ($)
----                          ----------   -------------------   ------------    ----------   ----------   ----------
M.H. Loeffler                  100,000            19.1%              $41.23      4/24/2011    $2,593,000   $6,571,000

E.G. Jepsen                     33,000             6.3%               41.23      4/24/2011       855,690    2,168,430

T.F. Cohane                     20,000             3.8%               41.23      4/24/2011       518,600    1,314,200

E.C. Wetmore                     8,000             1.5%               41.23      4/24/2011       207,440      525,680

D.G. Reardon                     8,000             1.5%               41.23      4/24/2011       207,440      525,680


------------------------

(1) The Company has reserved 1,800,000 shares of Common Stock for issuance pursuant to the 2000 Option Plan, of which 229,400 shares, including options previously awarded and forfeited, are available for future awards as of April 1, 2002. The Company has not granted any SARs.

(2) Percentages indicated are based on a total of 522,450 options granted to 138 employees of the Company and its subsidiaries during 2001.

(3) No options were repriced during the last fiscal year.

(4) Options become exercisable in equal installments of 20%, commencing on the first anniversary of the date of grant. Shares received upon the exercise of options pursuant to the 2000 Option Plan are subject to material restrictions on sale or transfer prior to June 6, 2005.

(5) The potential realizable values reflected in these columns result from calculations which assume a current Common Stock value of $41.23 and 5% and 10% growth rates over a 10 year period and are not intended to forecast future prices of the Common Stock of the Company. On April 1, 2002 the market value per share of Common Stock was $46.55 (determined by reference to closing price listed on New York Stock Exchange, Inc. Composite Tape).

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
     VALUES

    The following table provides information concerning the exercise of stock options during 2001 by the named executive officers and the 2001 year-end value of unexercised options.

                                                                   NUMBER OF             VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS        IN-THE-MONEYOPTIONS
                                                                 AT FY-END (#)             AT FY-END ($)(1)
                       SHARES ACQUIRED   VALUE REALIZED          EXERCISABLE/                EXERCISABLE/
NAME                   ON EXERCISE (#)        ($)              UNEXERCISABLE (2)            UNEXERCISABLE
----                   ---------------   --------------   ---------------------------   ----------------------
M.H. Loeffler                    0                 0            655,861/459,215         $20,889,478/$7,758,136

E.G. Jepsen                      0                 0            417,830/246,208           13,546,438/4,167,819

T.F. Cohane                      0                 0            409,030/223,508           13,333,212/3,825,995

E.C. Wetmore                     0                 0              33,340/38,660                951,670/434,373

D.G. Reardon                     0                 0              27,028/38,660                730,434/434,373

------------------------

(1) Based on the New York Stock Exchange trading closing price of Amphenol Common Stock on December 31, 2001 of $48.05.

(2) On March 14, 2000 the Board of Directors approved a two-for-one split of the Company's Common Stock to be paid to shareholders of record as of March 23, 2000. On April 25, 2000 each shareholder of record received one additional share of Common Stock for each share of stock then held on the record date. The Number of Options shown in this Table reflect the two-for-one split.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPOSITION AND PURPOSE

    The Compensation Committee of the Board of Directors is responsible for the compensation programs affecting the executive officers and key management employees of the Company and its subsidiaries including base compensation, target bonuses, bonus payments, stock option and other incentive awards. The Committee is currently composed of two directors who are not officers or employees of the Company. The activities and actions of the Committee are subject to the review of the full Board of Directors.

    The Committee's specific responsibilities continue to include:

    - Approval of the compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries.

    - Review, at least annually, the goals and the performance of the Company's Chairman, President and Chief Executive Officer and approve changes in the level of base compensation and bonus target for said employee.

    - Review recommendations from the Company's Chairman, President and Chief Executive Officer related to base compensation, bonus pool, bonus allocations, stock option and other incentive awards and related matters for executive officers, key management employees and prospective senior management employees of the Company.

    - Maintain and review from time to time the Company's management succession program.

COMPENSATION POLICIES AND PRACTICES

    PHILOSOPHY. The Committee's objective will continue to be the development, refinement and implementation of a complete compensation program that will serve to attract, retain and stimulate motivated senior management employees. The Committee also continues to recognize its responsibilities and obligations to the stockholders of the Company. The stock option programs summarized below are intended to more specifically align the interests of the Company's senior management employees with the interests of the Company's stockholders and encourage long-term decision making geared to increasing shareholder value. The Committee also recognizes its responsibilities and obligations to other employees of the Company and its subsidiaries.

    BASE COMPENSATION. The performance and salary of each executive officer and each senior management employee of the Company whose base compensation is at least $150,000 continue to be reviewed annually by the Committee. In establishing general compensation policies and in reviewing and assessing the appropriateness of base compensation levels, the Committee considers the recommendations of the Company's Chief Executive Officer and available information on comparably situated individuals in other companies of the same size and/or type. In the course of its annual review the Committee also considers the historical, current and forecasted performance of the Company and the contributions or expected contributions of each senior management employee to those results.

    BONUS PLAN. In addition to base compensation, executive officers and key management employees participate in the Company's Management Incentive Plan. Payments under this plan are contingent upon the Company's achievement and/or each individual operation's achievement of targeted levels of operating cash flow, operating income and revenues and certain additional performance criteria Annual bonus targets which are based upon a percentage of average base compensation are established at the beginning of each year. Target bonuses for plan participants range from 10% to 60% of average base salary. Discretionary payments are also considered when specific objectives are undertaken and achieved.

    STOCK OPTION PROGRAMS. Stock options have been granted at fair market value and vest in equal annual installments over a five year period. Stock options have been awarded annually to executive officers and other key management employees. All stock option awardees must execute Management Stockholders Agreements with the Company which set forth the terms and conditions and limitations applicable to any shares purchased pursuant to the options granted under the 1997 Amended Option Program or the 2000 Option Plan. In determining a stock option award, the Committee will consider the amount of stock options, if any, previously awarded to an individual, an individual's past and expected future contributions to the Company's financial performance and an individual's responsibilities for assisting the Company in achieving its long-term strategic goals. The Committee believes that the five year prorata vesting periods for option awards and the restrictions imposed by the Management Stockholders Agreements on the sale or transfer of option shares help retain key employees.

CEO COMPENSATION

    The Company's financial performance in 2001 reflected the continuation of the economic slowdown that began late in 2000. However, during 2001 the Company outperformed its peer group and the industry, in general, and it also successfully completed several strategic acquisitions. Mr. Loeffler, as Chairman, President and Chief Executive Officer of the Company continues to play a vital role in the operation of the Company and increasing shareholder value.

    Mr. Loeffler's base salary for 2002 has been increased by 3.5% from $875,000 to $905,000. Due to the economic slowdown in 2001, no bonuses were paid to the executive officers and to most senior managers of the Company pursuant to the 2001 Management Incentive Plan. Mr. Loeffler declined his guaranteed annual bonus pursuant to his 1987 employment letter agreement. (See Employment Agreements on page 18). His target bonus payment pursuant to the 2002 Management Incentive Plan remains at 60% of his 2002 base salary.

    Mr. Loeffler's 2002 base salary and 2002 bonus target were established based upon the Compensation Committee's review and consideration of Mr. Loeffler's personal performance and the review and consideration of available information on compensation of chief executive officers of other companies in the interconnect industry and other companies of comparable size with comparable performance. The Committee believes that the Common Stock of the Company currently owned by Mr. Loeffler as well as the option awards made to Mr. Loeffler in 1998, 1999, 2000 and 2001 will continue to closely align
Mr. Loeffler's interests with those of other owners of the Company's Common Stock. The Committee intends that future expected awards under the 2000 Option Plan will provide Mr. Loeffler with additional incentive for continued successful performance.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

    In 1993, Congress created a new Internal Revenue Code subsection 162(m) which could have the effect of limiting the deductibility of compensation paid to the Company's five highest paid executive officers to no more than $1 million per year beginning in 1994. Certain types of compensation are exempted from this limitation including any payments that are based on a plan setting forth objective performance goals which is administered by outside directors and that has been approved by stockholders.

    Although the Committee has considered this legislation when reviewing executive compensation, including CEO Compensation, the Committee has and will continue to use its business judgment to determine whether levels of base compensation and bonus payments are in the best interests of the Company and its stockholders notwithstanding the deductibility of any portion of such payments in view of the limitations of subsection 162(m). Regardless, the Committee and the Company do not believe that this legislation will have any material effect on the financial condition of the Company for the foreseeable future.

                              Michael W. Michelson
                               Marc S. Lipschultz

                  COMPARISON OF TOTAL DAILY COMPOUNDED RETURN
                          AMONG AMPHENOL CORPORATION,
                     S&P 500 INDEX AND PEER GROUP COMPOSITE

    The following graph compares the performance of Amphenol over a period of five years ending December 31, 2001 with the performance of the Standard & Poor's 500 Stock Index and the average performance of a composite group consisting of peer corporations on a line-of-business basis. The Company is excluded from this group. The corporations comprising the composite group are CommScope, Inc., Hubbell Incorporated, Methode Inc., Molex Inc., and Thomas & Betts Corporation. Total Daily Compounded Return indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             AMPHENOL  COMPOSITE  S&P 500
12/31/1996     100.0%     100.0%   100.0%
12/31/1997     250.3%     113.8%   131.0%
12/31/1998     135.7%     111.8%   165.9%
12/31/1999     299.2%     134.0%   198.3%
12/31/2000     352.2%      91.0%   178.2%
12/31/2001     431.9%      94.0%   155.0%
Performance

                            CUMULATIVE TOTAL RETURN
                         ANNUALLY: 12/31/96 TO 12/31/01

    The data points for the above graph are as follows:

                       12/31/96      12/31/97      12/31/98      12/31/99      12/31/00      12/31/01
                       --------      --------      --------      --------      --------      --------
Amphenol.............   100.0%        250.3%        135.7%        299.2%        352.2%        431.9%

Composite............   100.0%        113.8%        111.8%        134.0%         91.0%         94.0%

S&P 500..............   100.0%        131.0%        165.9%        198.3%        178.2%        155.0%

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 2001 none of the members of the Compensation Committee were present or former officers or employees of the Company or its subsidiaries.
Mr. Loeffler is the only officer or employee of the Company who serves on the Company's Board of Directors. Mr. Loeffler does not serve on the Board of Directors of any other Company.

                             EMPLOYMENT AGREEMENTS

    Pursuant to an employment letter agreement with the Company dated July 28, 1987, Mr. Loeffler is guaranteed a minimum annual bonus of $30,000.
Mr. Loeffler declined his guaranteed minimum annual bonus for 2001. Under this agreement, Mr. Loeffler is entitled upon termination of his employment with the Company to 18 months severance pay, which includes base salary plus any bonus; upon involuntary termination, Mr. Loeffler is also entitled to relocation expenses to the country of his origin, provided that he requests this benefit within six months after his last day of employment with the Company. There are no other employment agreements with any of the other named executive officers.

                              PENSION INFORMATION

    MERGER OF PENSION PLANS. Prior to 1998, the Company and its domestic subsidiaries maintained eight separate defined benefit pension plans covering substantially all U.S. employees. Effective December 31, 1997, these pension plans were merged into one plan, the Pension Plan for Employees of Amphenol Corporation (the "Plan"), although the different formulas for calculating pension benefits for employees of each operation have been retained. All executive officers of the Company participate in the Plan and their pension benefits are calculated under either the Amphenol Plan Section or the LPL Plan Section of the Plan.

    THE AMPHENOL PLAN SECTION. This Section of the Plan provides for annual pensions to certain salaried employees including executive officers and directors who are employees, who complete five years of service with the Company. The Company is required to make all contributions necessary to provide benefits payable under this retirement plan section. No participant contributions are required or permitted. In 2001, Mr. Loeffler was the only executive officer or director of the Company who participated in the Amphenol Plan Section of the Plan.

    The normal retirement date under the Amphenol Plan Section of the Plan is the first day of the month following a participant's 65th birthday. A participant may also retire as of the first day of any month subsequent to the participant's 55th birthday and completion of ten years of service. The monthly normal retirement benefit for a participant is equal to the greater of:
(i) Formula A: 1.1% of the participant's average final pensionable compensation multiplied by the participant's years of credited service or (ii) Formula B:
1.8% of the participant's average final pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (1% for years in excess of 25) reduced by 2% of the participant's estimated monthly social security benefit multiplied by the participant's years of credited service not in excess of 30. Average final pensionable compensation is defined as the participant's highest average annual total compensation from the Company and its affiliates, excluding bonuses, during any five consecutive years of service with the Company or its affiliates during the ten calendar years of service preceding the participant's termination of employment. A participant's normal retirement benefit is reduced for early retirement by 1/180 for each complete calendar month up to 60 months (1/360 for each additional calendar month) by which the commencement date for the payment of benefits precedes the participant's normal retirement date. Retirement benefits are paid in the form of a life annuity (joint and survivor annuity for married participants). A participant has a nonforfeitable right to his retirement benefit upon completion of five years of service.

    Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), currently limits the maximum annual benefit which may be paid to any employee from a tax-qualified plan to $140,000 in 2001, and $160,000 in 2002.
Section 401(a)(17) of the Code currently limits the amount of compensation taken into account under a tax-qualified plan to $170,000 in 2001 and $200,000 in 2002. These limitations are subject to future adjustment. The Company has also adopted a Supplemental Employee Retirement Plan ("SERP") which formally provides for the payment of the portion of an annual pension which cannot be paid from the Plan as a result of the Code limitations described above. Final Average Compensation under the SERP, however, is limited to $500,000.

    The following Table sets forth the estimated annual benefits under the Amphenol Plan Section of the Plan payable on retirement for specified earnings and years of participation categories assuming retirement at age 65.

                                        ESTIMATED ANNUAL PENSION PAYABLE BY THE COMPANY UNDER THE AMPHENOL
                                    PLAN SECTION AT NORMAL RETIREMENT BASED ON YEARS OF PARTICIPATION INDICATED
FINAL AVERAGE                       ---------------------------------------------------------------------------
COMPENSATION                         5 YEARS      10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS
-------------                       ----------   ----------   ----------   ----------   ----------   ----------
$150,000..........................   $13,500      $27,000      $ 40,500     $ 54,000     $ 67,500     $ 75,000

 200,000..........................    18,000       36,000        54,000       72,000       90,000      100,000

 250,000..........................    22,500       45,000        67,500       90,000      112,500      125,000

 300,000..........................    27,000       54,000        81,000      108,000      135,000      150,000

 350,000..........................    31,500       63,000        94,500      126,000      157,500      175,000

 400,000..........................    36,000       72,000       108,000      144,000      180,000      200,000

 450,000..........................    40,500       81,000       121,500      162,000      202,500      225,000

 500,000..........................    45,000       90,000       135,000      180,000      225,000      250,000

    The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

    As of December 31, 2001, Mr. Loeffler has 28 years of credited service in the Amphenol Plan Section of the Plan, and his covered compensation amounts to $875,000 although Final Average Compensation under the SERP is limited to $500,000. Messrs. Cohane, Jepsen, Wetmore and Ms. Reardon do not participate in the Amphenol Plan Section of the Plan.

    THE LPL PLAN SECTION. Messrs. Cohane, Jepsen, Wetmore and Ms. Reardon participated in the LPL Plan Section of the Plan which terms are similar to those of the Amphenol Plan Section of the Plan. Prior to January 1, 2000 participants in the LPL Plan Section of the Plan were required to make contributions to the Plan. Since January 1, 2000 no participant contributions are required or permitted. In addition, average final pensionable compensation under the LPL Plan Section of the Plan is defined as the participant's highest average annual total compensation from the Company and its affiliates, including bonuses, during any five consecutive years of service with the Company or its affiliates during the ten years of service preceding the participant's termination of employment.

    Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), currently limits the maximum annual benefit which may be paid to any employee from a tax-qualified plan to $140,000 in 2001, and $160,000 in 2002.
Section 401(a)(17) of the Code currently limits the amount of compensation taken into account under a tax-qualified plan to $170,000 in 2001 and $200,000 in 2002. These limitations are subject to future adjustment. The Company's Supplemental Employee Retirement Plan ("SERP") formally provides for the portion of an annual pension which cannot be paid from the LPL Plan Section of the Plan as a result of the Code limitations described above. Final Average Compensation under the SERP, however, is limited to $500,000.

    The following Table sets forth the estimated annual benefits under the LPL Plan Section of the Plan payable on retirement for specified earnings and years of participation categories assuming retirement at age 65.

                                        ESTIMATED ANNUAL PENSION PAYABLE BY THE COMPANY UNDER THE LPL PLAN
                                      SECTION AT NORMAL RETIREMENT BASED ON YEARS OF PARTICIPATION INDICATED
FINAL AVERAGE                       ---------------------------------------------------------------------------
COMPENSATION                         5 YEARS      10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS
-------------                       ----------   ----------   ----------   ----------   ----------   ----------
$150,000..........................   $15,000      $30,000      $ 45,000     $ 60,000     $ 75,000     $ 75,000

 200,000..........................    20,000       40,000        60,000       80,000      100,000      100,000

 250,000..........................    25,000       50,000        75,000      100,000      125,000      125,000

 300,000..........................    30,000       60,000        90,000      120,000      150,000      150,000

 350,000..........................    35,000       70,000       105,000      140,000      175,000      175,000

 400,000..........................    40,000       80,000       120,000      160,000      200,000      200,000

 450,000..........................    45,000       90,000       135,000      180,000      225,000      225,000

 500,000..........................    50,000      100,000       150,000      200,000      250,000      250,000

    The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

    As of December 31, 2001, Mr. Cohane has 15 years of credited service in the LPL Plan Section of the Plan, and his covered compensation for 2001 amounts to $573,000, Mr. Jepsen has 12 years of credited service in the LPL Plan Section of the Plan, and his covered compensation for 2001 amounts to $823,000 (although Final Average Compensation under the SERP is limited to $500,000), Mr. Wetmore has 14 years of credited service in the LPL Plan Section of the Plan, and his covered compensation for 2001 amounts to $365,000 and Ms. Reardon has 12 years of credited service in the LPL Plan Section of the Plan, and her covered compensation for 2001 amounts to $258,000. Mr. Loeffler does not participate in the LPL Plan Section of the Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    THE MERGER AND RELATED MATTERS. Pursuant to the Merger Agreement with NXS Acquisition Corp. ("NXS"), a wholly-owned subsidiary of a limited partnership organized at the direction of KKR Associates 1996 L.P. ("KKR")., on May 19, 1997 NXS merged with and into Amphenol, which became the surviving corporation (the "Merger"). As a result of the Merger, KKR became a 75% majority stockholder of the Company.

    Amphenol agreed in the Merger Agreement that all rights to indemnification then existing in favor of the present and former directors and officers of Amphenol or any of its subsidiaries as provided in its Amended and Restated Certificate of Incorporation, its By-Laws, under Delaware General Corporation Law or otherwise shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years from the date of the Merger.

    During 2001 the Company paid Kohlberg Kravis Roberts & Co., L.P. an annual fee of one million dollars for management consulting and financial services. From time to time Kohlberg Kravis Roberts & Co., L.P. may receive additional fees for advisory services rendered to the Company and its subsidiaries. Such fees will be negotiated from time to time with the independent members of the Company's Board of Directors on an arms-length basis and will be based on the services performed and the prevalent fees then charged by third-parties for comparable services. No additional fees were paid to Kohlberg Kravis Roberts & Co., L.P. in 2001.

    REGISTRATION RIGHTS AGREEMENT. Under certain circumstances and subject to certain conditions, KKR Associates 1996 L.P. and its affiliated entities (the "KKR Entities") have the right to require the Company to register, under the Securities Act, shares of Common Stock held by them. The Registration Rights Agreement provides that, among other things, the Company will pay all expenses in connection with any such registration. There were no such registrations in 2001.

    MANAGEMENT STOCKHOLDER'S AGREEMENTS. Upon consummation of the Merger, the Company entered into substantially identical Management Stockholder's Agreements with each of Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon who agreed to retain direct ownership of at least 189,698, 153,846, 153,846, 4,000 and 4,000 shares, respectively. Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon received awards of 673,076, 461,538, 461,538, 34,000 and 34,000 stock options, respectively, in connection with such personal investment and long-term commitments to the Company. Each Management Stockholder's Agreement imposes significant restrictions on the transfer of such shares of Common Stock. Shares subject to each Management Stockholder's Agreement are generally nontransferable by any means at any time prior to May 19, 2002.

    On June 6, 2000 the Company entered into additional Management Stockholder's Agreements with each of Messrs. Loeffler, Jepsen, Cohane, Wetmore and
Ms. Reardon who agreed to retain ownership of 41,666, 33,333, 33,333, 2,000 and 2,000 shares until at least June 6, 2005, respectively. In return for this new commitment, Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon received awards of 167,000, 117,000, 117,000, 23,000 and 23,000 stock options, respectively, under the 2000 Option Plan. Shares subject to these new Management Stockholder's Agreements are generally not transferable by any means prior to June 6, 2005. The other terms and conditions of the new Management Stockholder's Agreements are substantially the same as the Agreements pursuant to which stock options were granted under the 1997 Amended Option Plan.

    Management stockholders will have limited "piggyback" registration rights with respect to any shares of Common Stock purchased or retained or acquired by option exercise if the Company elects to make a public offering and there exists an active trading market in 40% or more of the Company's Common Stock following such offering.

    SALES PARTICIPATION AGREEMENT. Upon the purchase of Common Stock subject to a Management Stockholder's Agreement with the Company, each such management stockholder will be the beneficiary of a Sale Participation Agreement (the "Sale Participation Agreement") with the KKR Entities. The Sale Participation Agreement allows such management stockholders the right to participate in certain sales of shares of Common Stock by the KKR Entities. Shares of Common Stock sold by the management stockholders pursuant to the Sale Participation Agreement will not be subject to any restrictions on transfer imposed by the Management Stockholder's Agreement.

    WORLDCREST. During 2001 the Company made payments of approximately $111,000 to Worldcrest Group, Inc., a buying consortium the majority of whose common stock is owned by KKR. Henry R. Kravis and George R. Roberts, directors of the Company, are also directors of Worldcrest Group, Inc. As a member of the Worldcrest buying consortium, the Company benefits from discounts negotiated by Worldcrest with various suppliers of goods and services to the Company.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with The Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

    Based upon its review of the copies of such forms received by it since January 1, 2001 and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all applicable filings were made in a timely manner.

                         REPORT OF THE AUDIT COMMITTEE

    The Audit Committee ("Committee") consists of three outside directors who are independent. Dean H. Secord became a Director and a member of the Audit Committee on March 28, 2002. The Board of Directors ("Board") has determined that all current members of the Committee have accounting or financial experience and are financially literate. The Committee operates under a Charter adopted by the Board.

    Management is directly responsible for the Company's internal controls and the preparation of financial statements. The independent auditors are responsible for causing an independent audit of the Company's consolidated financial statements to be performed in accordance with auditing standards generally accepted in the United States of America and causing a report to the Company's Board and to the Stockholders of the Company to be issued on the results of this audit. It is the Committee's responsibility to monitor and oversee these activities.

    The Committee has met and held discussions with management and Deloitte & Touche LLP ("Deloitte"), the Company's independent auditors throughout the year. The meetings with Deloitte included sessions at which Company management was not present. The Committee discussed with Deloitte its audit plans for 2001, the results of Deloitte's examination of the Company's consolidated financial statements for the year ended December 31, 2001, its evaluation of the Company's internal controls, and its assessment of the overall quality of the Company's financial controls. Management has represented to the Committee that the Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the consolidated financial statements with management and Deloitte. The Committee also discussed matters with Deloitte related to the financial reporting process which are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

    AUDIT FEES: The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended
December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were approximately $965,000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES: There were no fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

    ALL OTHER FEES: The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2001 were approximately $238,000, including audit related services of approximately $143,000 and non-audit related services of $95,000. Audit related services included fees primarily for due diligence and non-audit related services were primarily for tax services. The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

    Deloitte provided the Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has met with Deloitte and reviewed and discussed Deloitte's independence.

    Based on the Committee's discussions with management and Deloitte, the Committee's review of the representations of management and the report of Deloitte to the Committee, the Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. The Committee has also recommended the retention of Deloitte as independent auditors of the Company for Fiscal Year 2002.

                                   AUDIT COMMITTEE
                                    Andrew M. Clarkson, Chairman
                                    Andrew E. Lietz

                PROPOSAL 2. SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected Deloitte & Touche LLP to act as independent accountants for the Company for the current fiscal year, and a proposal to ratify this selection will be submitted to the Annual Meeting. Deloitte & Touche LLP has acted as accountants for the Company since June 1997, and management believes it desirable and in the best interests of the Company to continue the employment of that firm. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

    If the foregoing proposal is not approved by the holders of a majority of the shares represented at the Annual Meeting and voting on the proposal, or if prior to the 2003 Annual Meeting, Deloitte & Touche LLP shall decline to act or otherwise become incapable of acting, or if its employment is otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent accountants whose employment for any period subsequent to the 2002 Annual Meeting will be subject to ratification by the stockholders at the 2003 Annual Meeting.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

                             STOCKHOLDER PROPOSALS

    Any stockholder desiring to submit a proposal to be presented for consideration in the Company's 2003 Proxy Statement must submit such proposal to the Company no later than the close of business on December 24, 2002. Such proposals should be sent by Certified Mail--Return Receipt Requested to the attention of the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

    Under the current rules of the Securities and Exchange Commission, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Company's Common Stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

    The Company's By-Laws require that the Company should have received written notice of any proposals which stockholders intended to present at the 2002 Annual Meeting (other than those submitted for inclusion in the Company's proxy material pursuant to Rule 14a-8 of the Exchange Act), not less than 60 and no more than 90 days prior to the meeting. Accordingly any such notice should have been received by the Company no earlier than February 25, 2002 and no later than March 25, 2002.

                           GENERAL AND OTHER MATTERS

    At the date of this Proxy Statement, the Company knows of no business that will be brought before the 2002 Annual Meeting of Stockholders other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments thereof, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

    The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. Proxies may be solicited personally or by telephone by officers and employees of the Company without additional compensation.

    The Company has herewith and/or heretofore provided each stockholder whose proxy is being solicited hereby, a copy of the Company's 2001 Annual Report, including financial statements. Written requests for additional copies should be directed to: Treasurer, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

          PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE
         ENCLOSED REPLY ENVELOPE ON WHICH NO POSTAGE NEED BE AFFIXED IF
                          MAILED IN THE UNITED STATES.

                      BY ORDER OF THE BOARD OF DIRECTORS,
                               EDWARD C. WETMORE
                                   SECRETARY

April 22, 2002

                              AMPHENOL CORPORATION

                                                 NOTICE OF ANNUAL MEETING
                                                           AND
                                                     PROXY STATEMENT

                                        ANNUAL MEETING OF STOCKHOLDERS, MAY 22,
                                                          2002

                                        IMPORTANT YOUR PROXY IS ENCLOSED. PLEASE
                                        FILL IN, DATE, SIGN AND RETURN YOUR
                                        PROXY PROMPTLY IN THE ENCLOSED STAMPED
                                        ENVELOPE WHETHER OR NOT YOU PLAN TO BE
                                        PRESENT AT THE MEETING. YOU MAY STILL
                                        VOTE IN PERSON IF YOU ATTEND THE
                                        MEETING.

                                                                     AMP-PS-2002

                                   DETACH HERE


                                     PROXY

                              AMPHENOL CORPORATION

         The undersigned, revoking previous proxies as relating to these shares, hereby acknowledges receipt of the Notice of 2002 Annual Meeting and Proxy Statement dated April 22, 2002 in connection with the Annual Meeting to be held at 11:00 a.m. on May 22, 2002 at the Corporate Headquarters of the Company, 358 Hall Avenue, Wallingford, Connecticut 06492 and hereby appoints Martin H. Loeffler and Edward G. Jepsen, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Class A Common Stock of AMPHENOL CORPORATION registered in the name provided herein which the undersigned is entitled to vote at the 2002 Annual Meeting of Stockholders, and at any adjournment and adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement.

         Election of three Directors for terms to expire at the 2005 Annual Meeting.

                                   NOMINEES:
     (01) Scott C. Nuttall, (02) George R. Roberts and (03) Dean H. Secord


SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

                                   DETACH HERE

    PLEASE MARK
|X| VOTES AS IN
    THIS EXAMPLE.


This Proxy when properly executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of the Nominee Directors and FOR Proposal 2.
--------------------------------------------------------------------------------
        The Board of Directors recommends a vote FOR Proposals 1 and 2.
--------------------------------------------------------------------------------

1. Election of three Nominee Directors (See reverse.)

                  FOR         WITHHELD
                  |_|            |_|

   |_|
      ---------------------------------------------
         For all nominees except as noted above


2. Ratification of Deloitte & Touche LLP as independent public accountants of the Company.

                  FOR         AGAINST      ABSTAIN
                  |_|           |_|          |_|

                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT |_|



                               Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:                 Date:        Signature:                 Date:
          ----------------      -------           ----------------      --------